PRESS RELEASE
FOR IMMEDIATE RELEASE

MAXUS REALTY TRUST ANNOUNCES CONTRACT TO SELL ACI BUILDING

     Kansas City, Missouri (October 18, 2002) - Maxus Realty Trust, Inc. (NASDAQ:MRTI), a real estate investment trust referred to hereinafter as the "Trust", is pleased to announce that on October 15, 2002, ACI Financing, L.L.C., a wholly-owned subsidiary of the Trust ("ACIF"), entered into a contract to sell the Applied Communications, Inc. Building, an office building located in Omaha, Nebraska (the "ACI Building"), to an unrelated third party, SGD Investments, Inc., a Nebraska corporation ("SGD"). The sale price is Seven Million Nine Hundred Seventy-Five Thousand Dollars ($7,975,000) before the brokerage commission.

     The sale is subject to certain  conditions,  including  but not  limited to
(i) satisfactory due diligence by SGD, in its sole and absolute  discretion  and
(ii) written approval by the Trust's lender for the assumption of the indebtedness secured by the ACI Building.

     The sale contract includes an agreement on the part of the parties that ACIF may effectuate a like-kind exchange pursuant to the provisions of Section 1031 of the Internal Revenue Code of 1986, as amended with regard to the ACI Building. The Trust intends to evaluate opportunities to acquire multi-family housing properties on reasonable terms to effectuate a like-kind exchange after the closing of the sale of the ACI Building.

     The Trust was formed to make equity investments in income-producing properties. In recent months, the Trust has actively executed its strategy of becoming a multi-family housing REIT, having sold one commercial property and purchased five apartment complexes in Kansas and Arkansas.


Contact:    Christine A. Robinson, Secretary
            Maxus Realty Trust, Inc.
            104 Armour Road
            North Kansas City, Missouri 64116
            Phone:  (816) 303-4500
            Fax:  (816) 221-1829